Exhibit 99.3

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Companies Announces

Completion of Sale of Bath and Kitchen Business to Bain Capital

American Standard Companies Board Authorizes Share Repurchase

PISCATAWAY, N.J. – Oct. 31, 2007 – American Standard Companies Inc. (NYSE:ASD) today announced completion of the sale of its global Bath and Kitchen products business to funds advised by Bain Capital Partners, LLC, a leading private investment firm, for $1.745 billion including closing adjustments. A definitive sales agreement had been announced on July 23, 2007.

The Bath and Kitchen products business had 2006 sales of $2.4 billion, 26,000 employees and production facilities in 23 countries worldwide. The business manufactures and markets industry-leading products under brand names such as American Standard®, Ideal Standard®, Armitage Shanks®, Porcher®, Jado®, Ceramica Dolomite® and Vidima®.

“Bath and Kitchen is a business with the size, global reach, market leadership and organizational talent to drive future success. The all-cash payment for Bath and Kitchen provides excellent value for our shareowners, and the net proceeds met our expectations. Now we will focus on our global Air Conditioning Systems and Services business, which has leading market positions in commercial and residential markets. Before the end of the year, we will move forward with changing our name to Trane,” said Fred Poses, American Standard Companies chairman and CEO.

Combined with the March 2007 sale of Venesta Washroom Systems, American Standard Companies’ gross proceeds from the sale of Bath and Kitchen now total $1.91 billion. The Venesta sale and the sale to Bain Capital each resulted in an accelerated pension payment of about $26 million.

American Standard Companies intends to use the net proceeds after expenses and taxes to repurchase common stock and reduce debt to keep the company at investment-grade standards. The company’s board of directors has authorized an additional $750 million for the repurchase of common stock through December 2008. The company may repurchase these shares through one or more Rule 10b5-1 trading plans. These plans would allow the company to repurchase shares when ordinarily prevented from doing so because of self-imposed trading blackout periods or possible possession of material non-public information.

With the purchase, Bain Capital acquires ownership and use of the American Standard brand for bath and kitchen products. Trane will retain the American Standard brand name for heating, ventilating and air conditioning (HVAC) and related products.

American Standard Companies’ financial advisor for the Bath and Kitchen sale was Lazard. Skadden, Arps and Baker & McKenzie served as legal counsel. For Bain Capital, Bank of America, N.A. and Credit Suisse led the financing, Lehman Brothers acted as financial advisors, Kirkland & Ellis LLP served as legal counsel, and PricewaterhouseCoopers provided transaction advisory services.

— more —

Bath and Kitchen Sale - 2

ABOUT AMERICAN STANDARD COMPANIES

On Feb.1, American Standard Companies announced plans to separate its three businesses. Since then, the company has completed the spinoff of its Vehicle Control Systems business as an independent company known as WABCO (NYSE:WBC) and today has sold its Bath and Kitchen business to funds advised by Bain Capital Partners, LLC. To reflect its focus on the Air Conditioning Systems and Services business, the company plans to change its name to Trane by year-end. In 2006, Air Conditioning Systems and Services, sold under the Trane® and American Standard® brands, generated revenues of $6.8 billion with 29,000 employees.

ABOUT BAIN CAPITAL PARTNERS

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with approximately $50 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 250 companies around the world, including such leading companies as Dunkin’ Brands, Sealy, Toys “R” Us, Michaels Stores, Burger King, SigmaKalon, Bombardier Recreational Products, Samsonite, Sensata Technologies and Staples. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations. American Standard does not undertake any obligation to update such forward-looking statements.

For more information, reporters may contact: Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com. For Bain Capital Partners, reporters may contact Alex Stanton, Stanton Crenshaw Communications, (212) 780-0701, alex@stantoncrenshaw.com.

For more information, investors and financial analysts may contact: Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com.

Additional information is available at http://www.americanstandard.com.

Copyright © 2007 American Standard Companies Inc.

# # #